CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 15, 2006, relating to the financial statements and financial highlights that appear in the December 31, 2005 Annual Reports to Shareholders of the Baird LargeCap Fund, Baird MidCap Fund, Baird SmallCap Fund, Baird Intermediate Bond Fund, Baird Aggregate Bond Fund, Baird Intermediate Municipal Bond Fund, Baird Core Plus Bond Fund and Baird Short-Term Bond Fund (constituting Baird Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the headings “Independent Registered Public Accounting Firm and Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois
April 27, 2006